UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.02 Termination of a Material Definitive Agreement.

See disclosures made in Item 8.01 below.

Item 8.01 Other Events.

In a notice dated January 26, 2006, Capital One Services, Inc. notified us that it is terminating effective February 28, 2006 the Integration Program Agreement dated April 22, 2005.

This Agreement had a term beginning on April 22, 2005 and ending on April 22, 2006, subject to early termination by either party for convenience upon thirty days notice, which was the termination provision utilized to terminate this Agreement approximately two months before its scheduled termination date.

Under the terminated Agreement, Smart Online assisted Capital One to market Small Business Administration ("SBA") Express Loans through Smart Online's website and the websites of Smart Online's syndication partners. Under the Agreement, Capital One paid Smart Online $100,000 at the beginning of the relationship ("Implementation Fees"), a maintenance fee of $20,000 per month ("Monthly Maintenance Fees"), a percentage of the principal amount of the loans originated through Smart Online ("Origination Fees") and a user list fee of $0.10 per user ("User List Fees") for each name of a user of Smart Online's products that Smart Online provided to Capital One. As of December 31, 2005, Loan Origination Fees and User List Fees during the entire life of the Agreement were insubstantial.

Excluding the relationship with Capital One, as of January 31, 2006, Smart Online is party to seven agreements with integration partners and five agreements with syndication partners, which we enter in the ordinary course of our business. It is not our policy to report on Form 8-K ordinary course of business contracts or their termination. However, in light of recent events related to the suspension of trading of our securities, we have determined to report this contract termination. We, however, disclaim any duty to report termination of ordinary course of business contracts in the future. Consequently, investors should not interpret the absence of such reports in the future as any indication that terminations have not occurred.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

February 13, 2006	By:	/s/ Michael Nouri

Name: Michael Nouri
Title: President and Chief Executive Officer